EXHIBIT 10.1

LONGITUDINAL LEASE AGREEMENT

This Longitudinal Lease Agreement (“Agreement”) is entered into as of this 17th day of September, 2008 (“Effective Date”), by and between Arizona & California Railroad Company, a Delaware corporation (“ARZC”), with its principal office located at 5300 Broken Sound Boulevard, Boca Raton, Florida 33487, and Cadiz Real Estate, L.L.C., a Delaware limited liability company (“Cadiz RE”), with its principal offices located at 550 S. Hope, Suite 2850, Los Angeles, California 90071.

RECITALS

WHEREAS, ARZC operates a railroad line along the center line of an approximately two hundred foot (200’) wide right of way between points near Cadiz and Freda, San Bernardino County, California (Mile Posts 144.0 and 189.0, respectively), as described on Exhibit “A”, attached hereto and incorporated herein by reference (hereinafter the “Property”); and

WHEREAS, Cadiz RE desires to lease from ARZC, and ARZC agrees to lease to Cadiz RE, portions of the Property (collectively “Premises”) described as: (a) an area of the Property approximately fifteen feet (15’) wide and approximately fifteen feet (15’) deep, located more than fifty feet (50’) northeasterly from the centerline of the existing railroad track to install, construct, operate, maintain, repair, renew and remove one (1) underground water conveyance pipeline approximately seven feet (7’) in diameter; (b) as many as four (4) areas of the Property of sufficient size to install, construct, operate, maintain, repair, renew and remove underground manifold pipelines approximately twenty-four inches (24”) to thirty-six inches (36”) in diameter, that will cross beneath the existing railroad track; (c) an area of the Property located more than seventy-five feet (75’) southwesterly from the center line of the existing railroad track of sufficient size to install, construct, operate, maintain, repair, renew and remove electrical power poles designed to support an overhead electrical power line or, alternatively, to install, construct, operate, maintain, repair, renew and remove an underground electrical power line; and (d) areas of the Property of sufficient size to install, construct, operate, maintain, repair, renew and remove appurtenances related to (a), (b) and (c), which together are defined as the “Facilities”.  The specific locations of the Premises within the Property shall be determined pursuant to this Agreement;

WHEREAS, in connection with the operation of the Facilities, Cadiz RE desires to lease from ARZC, and ARZC agrees to lease to Cadiz RE, non-exclusive interests in the surface of the Property twenty-five feet (25’) wide and located more than fifty feet (50’) from the centerline of the existing railroad track, to install, construct, operate, maintain, repair, renew and remove the Facilities as well as access roadways along the surface of the Property in an area within twenty-five feet (25’) wide adjacent to the outer margins of the Premises (“Access Areas”), and ARZC is willing to grant Cadiz RE such interests in the Property.  The specific location of the Access Areas within the Property shall be determined pursuant to the terms of this Agreement; and

WHEREAS, ARZC and Cadiz RE desire to enter into this Agreement to memorialize the terms and conditions upon which Cadiz RE has agreed to lease from ARZC, and ARZC has agreed to lease to Cadiz RE, the Premises and Access Areas.

OPERATIVE PROVISIONS

NOW, THEREFORE, in consideration of the foregoing Recitals, which Recitals are incorporated herein by this reference, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the mutual covenants contained herein, the parties hereby agree as follows:

1. Lease.  ARZC hereby leases to Cadiz RE, its successors and assigns: (a) the Premises for the purpose of installing, constructing, operating, maintaining, repairing, renewing and removing the Facilities, and (ii) a non-exclusive interest in the surface of the Access Areas, subject to ARZC’s operating and maintenance rights, to install, construct, operate, maintain, repair, renew and remove the Facilities (collectively, “Lease Rights”), which Lease Rights shall be in the locations indicated on Exhibit “B”, attached hereto and incorporated herein by reference, subject to all existing licenses, easements, leases, other occupancies, encumbrances, and permits, all under the terms and conditions set forth herein.  The Parties acknowledge and agree that the rights of Cadiz RE to the Access Areas are non-exclusive and, accordingly, ARZC (but not Cadiz RE) shall have the right to grant rights in the Access Areas to other parties, provided that any such rights are subject to, and do not materially impact, the Lease Rights of Cadiz RE hereunder.

2. Term.  The term of this Agreement shall be for a period of ninety-nine (99) years (“Term”) and shall commence on the Effective Date and terminate on the expiration of ninety-nine (99) years (“Termination Date”).  The Term consists of an Initial Design Term, a Design Term Extension and a Construction and Operation Term (each as hereinafter defined).

3. Rent.  During the Term of this Agreement, Cadiz RE shall pay to ARZC rent for the Lease Rights according to the following schedule (“Rent”):

a.
Initial Design Term.  Cadiz RE has previously paid to ARZC an initial Rent payment in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), receipt of which is hereby acknowledged by ARZC (“Initial Rent Payment”).  The Initial Rent Payment is for the period from the Effective Date through March 6, 2011.

b.
Design Term Extension.  On or before March 7, 2011, Cadiz RE shall make a second payment of Rent in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) to ARZC (“Design Term Extension Rent Payment”).  The Design Term Extension Rent Payment is for the period from March 7, 2011 through March 6, 2013.  In the event that Cadiz RE makes the Construction Rent Payment (as hereinafter defined) before March 7, 2011, Cadiz RE shall have no obligation to make the Design Term Extension Rent Payment.

c.	Construction and Operation Term.

i.
Construction Rent Payment.  Prior to entering to Premises to construct the Facilities, Cadiz RE shall pay to ARZC a Rent payment that is determined based upon the date that Cadiz RE provides ARZC notice of its intent to commence construction of the Facilities (“Construction Rent Payment”).  In the event that Cadiz RE provides notice of its intent to commence construction (a) on or before March 6, 2010, the Construction Rent Payment shall be Two Million Seven Hundred Fifty Thousand and No/100 Dollars ($2,750,000.00); (b) if after March 7, 2010, but before March 6, 2012, the Construction Rent Payment shall be Three Million and No/100 Dollars ($3,000,000.00); and (c) if between March 7, 2012 and March 6, 2013, the Construction Rent Payment shall be Three Million Three Hundred Thousand and No/100 Dollars ($3,300,000.00).

ii.
Additional Rent Payments.  Commencing on or before the first anniversary of the date that the Construction Rent Payment is paid, and continuing thereafter on or before each of the next nine (9) anniversaries, Cadiz RE shall make an additional rent payment based upon the date that Cadiz RE paid the Construction Rent Payment (each an “Additional Rent Payment”).  In the event that Cadiz RE pays the Construction Rent Payment: (a) on or before March 6, 2010, the Additional Rent Payment amount shall be Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), (b) if after March 7, 2010, but before March 6, 2012, the Additional Rent Payment amount shall be Two Hundred Seventy-Five Thousand and No/100 Dollars ($275,000.00), and (c) if between March 7, 2012 and March 6, 2013, the Additional Rent Payment amount shall be Three Hundred Thousand and No/100 Dollars ($300,000.00).

iii.
Annual Rental Payments for Balance of Term.  Commencing as of the first anniversary after the last Additional Rent Payment is made, and continuing thereafter on each anniversary through the balance of the Term, annual Rent payments of One Hundred and No/100 Dollars ($100.00) shall be paid by Cadiz RE to ARZC.

In the event that Cadiz RE fails to make any Rent payment required to be paid hereunder, ARZC’s sole and exclusive remedy with respect to a failure by Cadiz RE to make such payment of Rent shall be to terminate this Agreement pursuant to the provisions of Section 30 below.

4. Location of Facilities.  Before constructing the Facilities in the Premises, Cadiz RE and ARZC shall work together in good faith to agree upon the location of the Premises within the Property (“Premises Location”), and the plans and specifications for the construction of the Facilities (“Construction Plans”).  Prior to the Effective Date, the Parties have discussed the Premises Location and Construction Plans, and have memorialized their preliminary discussions in a letter from Cadiz RE to ARZC dated as of even date herewith, which letter is hereby incorporated herein by reference (“Cadiz Construction Letter”).  The Parties agree that such Premises Location and Construction Plans shall be generally consistent with the terms outlined in the Cadiz Construction Letter.  After the parties have agreed upon the Premises Location and Construction Plans, this Agreement shall be amended to incorporate such Premises Location and Construction Plans on Exhibit “B”, attached hereto and incorporated herein by reference.

5. Maintenance of Facilities.  Except for any maintenance that does not require disturbance on the surface of the Premises, at least thirty (30) days prior to any installation, maintenance, repair or removal of the Facilities, Cadiz RE shall furnish ARZC with the plans and/or details of the proposed construction.  Construction will be subject to the acceptance of the plans and written approval of ARZC’s Chief Engineer.  The Facilities shall be installed, maintained, renewed and repaired by Cadiz RE at a depth of not less than three feet (3’) below grade, except in bedrock where acceptable minimum installation depth shall be twenty-four inches (24”) below grade, and except for those above-ground portions of the Facilities that are specifically approved by ARZC.  In any instance where the Facilities crosses under any ARZC tracks, such under crossings shall be subject to the written approval of ARZC’s General Manager and, if such under crossings are approved, they shall be installed, maintained, renewed and repaired by Cadiz RE at a depth of not less than five feet (5’) below the base of the rail.  The Facilities, as well as the access road in the Access Areas, shall be installed, maintained, renewed and repaired by Cadiz RE strictly in accordance with American Railway Engineering and Maintenance of Way (“AREMA”) standards and shall, in any event, be subject to approval by ARZC’s Chief Engineer.  Any plans for attachment of the Facilities to any bridge or other railroad structure must be specifically approved by ARZC’s Chief Engineer.

6. Access Areas.  Before performing any work on the Access Areas, Cadiz RE will, at its sole cost and expense, obtain and thereafter maintain during the term of this Agreement the following types and limits of insurance:

a.	Workers’ Compensation Insurance and Employer’s Liability Insurance with limits of not less than Three Million and No/100 Dollars ($3,000,000.00).

b.
Commercial General Liability Insurance, Property Damage Liability Insurance including  Products & Completed Operations coverage with a minimum single combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) per occurrence, Six Million and No/100 Dollars ($6,000,000.00) annual aggregate.  Coverage shall include Railroad Contractual Liability endorsement ISO GL 24 17 or its equivalent, have a cross-liability clause, name Railroad as an additional insured with endorsement ISO GL 20 10, and include a waiver of subrogation in favor of the Railroad.  The “x,” “c” and “u” exclusions and any exclusions dealing with proximity to railroad property shall be removed.  The contractual coverage endorsement shall specifically refer to this Agreement by date, name of railroad, description and location of work to be performed.

c.
During construction and maintenance, Railroad Protective Liability Insurance with limits of not less than Two Million and No/100 Dollars ($2,000,000.00) per occurrence and Six Million and No/100 Dollars ($6,000,000.00) in the aggregate, with ARZC as the only named insured.  The contractual coverage endorsement shall specifically refer to this Agreement by date, name of railroad, description and location of work to be performed.

d.	Automobile Liability Insurance with limits of not less than Two Million and No/100 Dollars ($2,000,000.00). ARZC shall be named as an additional insured with respect to this coverage.

e.
Before entering the Access Areas, Cadiz RE shall provide ARZC with both a certificate of insurance and true and complete copy of the policy or policies of insurance for all above required insurance coverage.  The policies shall be endorsed to provide thirty (30) days’ prior written notice to ARZC in the event of termination of the insurance prior to normal expiration date or any material change in coverage.  ARZC, in its sole discretion, may increase the limits of the insurance coverage required upon ninety (90) days’ notice to Cadiz RE, but any such increases in required coverage shall not exceed the corresponding increase in the Cost of Living Index over the same time period.  In the event Cadiz RE engages any contractor to perform work on the Facilities, each contractor shall provide ARZC with evidence that it has obtained and currently maintains insurance of the foregoing types, with limits not less than those stated above and naming ARZC as an additional insured, before entering the Access Areas.

7. Notice Prior to Entry onto Property.  Cadiz RE will give notice to ARZC’s Chief Engineer not less than seventy-two (72) hours, excluding Saturdays, Sundays and holidays, before the installation, repair, replacement, renewal or removal of the Facilities, except that emergency repairs necessitated by the preservation of life or property may be made with notice of less than seventy-two (72) hours.  The work of making such repairs or replacements shall be conducted in such manner as in the sole judgment of ARZC’s Chief Engineer, to avoid interference with the proper and safe operation, use and enjoyment of the Property by ARZC and others having the right to use the property.  Cadiz RE shall restore the Access Areas to, as near as practicable, the same or as good a condition as they were in prior to any work.

8. Changes to Existing Improvements.  If the installation, maintenance, repair or removal of the Facilities causes or requires any changes or alterations to any existing pipelines, sewers, drains, conduits, fences, power, signal or communication lines, or any other facilities, whether owned by ARZC or by others, any changes or alterations shall be made by Cadiz RE or its authorized agents or contractors at Cadiz RE’s sole cost and expense and only upon the written approval of the owner of existing pipelines, sewers, drains, fences, power, signal or communication lines, or any other facilities.

9. Cost of Work.  All the work of construction, maintenance and repair of the Facilities, including the furnishing of all labor, materials, tools, and equipment, shall be performed by Cadiz RE or its authorized agents or contractors, at Cadiz RE’s sole cost and expense.

10. Effect on Construction on ARZC’s Property.  The construction, repair, use and maintenance of the Facilities shall be executed without damage to the property of ARZC, without the settlement of its tracks or surface, subsidence of its lands, and without any interference with the operation of ARZC, its lessees and licensees.  Notwithstanding any other provision of this Agreement, Cadiz RE agrees to indemnify ARZC from and against any loss, damages, cost or expense sustained by ARZC which may result from Cadiz RE’s failure to comply with this Section.

11. Cost of Repairs to Existing Improvements.  Cadiz RE shall reimburse ARZC for any inspection, flagging and signal maintenance expenses and any other expenses for any other related services required by and/or expenses incurred by ARZC as a result of the installation, maintenance, repair, replacement, renewal or removal of the Facilities.  ARZC and Cadiz RE agree that ARZC may charge the amount of Five Hundred and No/100 Dollars ($500.00) per day per flagman.  Cadiz RE shall make any repairs, replacements and/or renewals that ARZC’s Chief Engineer deems necessary to the Facilities for the safe operation of ARZC’s locomotives, trains and cars over its tracks (“Required Repairs”).  In the event that Cadiz RE shall fail or refuse for whatever reason to make any such Required Repairs within thirty (30) days of its receipt of a second notice to repair from ARZC (which notices shall be sent at least thirty (30) days apart), or in the event that Cadiz RE fails to commence and diligently prosecute to completion such Required Repairs within thirty (30) days of its receipt of a second notice to repair from ARZC, in the event that any such Required Repairs will require a period longer than thirty (30) days to complete, ARZC shall have the right to make such Required Repairs, in which event Cadiz RE shall reimburse ARZC for the cost of such Required Repairs within thirty (30) days of its receipt of any invoice from ARZC, together with reasonable back-up documentation to support the cost paid for such Required Repairs.

12. Assumption of Risk.  Notwithstanding any other provision of this Agreement, Cadiz RE assumes all risk of and liability for damage to the Facilities when caused or claimed to be caused, in whole or in part by or as a result of railroad operations and/or the weight of or vibration or derailment of passing trains, cars or engines on ARZC’s tracks or as a result of the use of the Property for any purpose related to the operation and maintenance of ARZC’s railroad, regardless of ARZC’s negligence.  IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL ARZC BE LIABLE TO CADIZ RE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES.

13. Indemnity.  Cadiz RE shall indemnify, defend and save harmless ARZC, its employees and agents, from and against any loss, damage, cost, expense, claim, lawsuit, judgment or settlement (including attorney’s fees and costs of defense) resulting from or arising out of the exercise, or attempted exercise, by Cadiz RE or any person acting on Cadiz RE’s behalf of any right granted to Cadiz RE by this Agreement, regardless of negligence on the part of ARZC, its employees or agents; provided, however, that the foregoing obligation of indemnity shall not be enforceable with respect to any loss, damage, cost, expense, claim, judgment or settlement which may result from ARZC’s sole negligence or intentional act.  Cadiz RE, upon receipt of notice from ARZC, shall assume the defense of any claim or lawsuit for which it is obligated hereunder to indemnify ARZC.

14. Compliance with Laws.  Cadiz RE shall comply with all city, county, state and federal laws and regulations regarding protection of the environment and shall protect the Premises from any and all contamination and pollution of any nature whatsoever which arises from Cadiz RE’s use of the Premises.  Notwithstanding any other provision of this Agreement, Cadiz RE shall indemnify, defend and hold harmless ARZC regardless of ARZC’s negligence, from any and all claims arising the contamination or pollution of the Premises, adjacent properties, and watercourses and ground water which are served or associated with said Premises which results or are claimed to result form the exercise of any right granted to Cadiz RE by this Agreement.  If claims are made or suit instituted against ARZC, for any matters herein (including attorneys’ fees and costs of defense) indemnified, Cadiz RE will settle, adjust or defend the same at its sole cost and expense and without expense to ARZC and will pay any judgment rendered, or settlement made, therein together with costs of court and any expenses required to bring affected properties into compliance.

15. Construction Permits and Approvals.  Cadiz RE shall obtain all necessary and required permits, permissions and approvals for the construction, installation, maintenance and use of the Facilities and will construct, install, maintain and use the Facilities in conformity with all requirements of all public authorities having jurisdiction over the Facilities.

16. Contractors for Cadiz RE.  In the event Cadiz RE has any work performed by a contractor, the dealings of the contractor (other than maintenance and repair) shall be handled through Cadiz RE and not directly with ARZC; and contracts entered into by and between Cadiz RE and the contractor relative to the work shall be subject to all the terms and conditions of this Agreement.

17. Water Usage by ARZC.  Cadiz RE agrees to reasonably cooperate with ARZC to provide ARZC with available water from the Facilities to the extent necessary for ARZC’s railroad operations over the Property, through a connection to the Facilities that does not materially affect the use of the Facilities, and which is established in a location mutually agreed upon by ARZC and Cadiz RE.

18. Railroad Tracks.  It is expressly understood and agreed that the rights in the Access Areas granted to Cadiz RE hereunder shall not preclude or interfere with the full, free and complete use of the Property for the installation of railroad tracks thereon and the operation of locomotives, trains and cars thereover and for any and all other railroad purposes.  ARZC shall have the right to construct additional tracks, improvements or provide other pipeline and occupancies that cross over the Access Areas in locations that are reasonably acceptable to ARZC and Cadiz RE, so long as such additional improvements are constructed in a manner to mitigate, to the extent practicable, any interference with the Facilities.  No additional railroad tracks shall be constructed on top of the area where the Facilities are located, running longitudinal with the Facilities for any extensive distance.  Notwithstanding any provisions contained in this Section to the contrary, Cadiz RE’s contractor’s or other agents and/or representatives must enter into a Right of Entry Agreement in the form attached hereto as Exhibit “C” and incorporated herein by reference, prior to entering onto the Access Areas for any construction work or ground disturbing activities.

19. ARZC Right to Require Relocation of Facilities or Early Termination.  In the event that ARZC determines, at any time during the Term, that the Premises or Access Areas are necessary for ARZC’s railroad purposes (“Railroad Use Determination”), ARZC shall have the right to require Cadiz RE to relocate the Premises and Access Areas (together with the appropriate Facilities) to another location on the Property reasonably acceptable to ARZC and Cadiz RE.  In connection with any such relocation, ARZC shall reimburse Cadiz RE for the actual costs incurred by Cadiz RE in connection with any such relocation of the Facilities, Premises or Access Areas.

In the event that ARZC makes a Railroad Use Determination, and ARZC reasonably determines that relocation of the Premises or Access Areas is not feasible, ARZC shall have the right to terminate this Agreement upon thirty (30) days notice to Cadiz RE.  In the event that ARZC exercises it right to terminate this Agreement, ARZC shall reimburse Cadiz RE an amount equal to: (a) the un-depreciated book value of the leasehold improvements (calculated in accordance with generally accepted accounting principles, consistently applied) as of the date of such termination, plus (b) the capitalized market value of the lease for the balance of the Term, reduced by the sum of all Rent payments required to be paid by this Agreement for the balance of the Term.

20. Taxes Payable by Cadiz RE.  Cadiz RE agrees to pay all personal property taxes, and any increase in other taxes, assessments and charges, ordinary and extraordinary, attributable to exercise of the rights granted to Cadiz RE by this Agreement on the Premises covered by this Agreement and all of Cadiz RE’s personal property located upon the Access Areas.  In the event that such taxes, assessments, or charges shall be levied, assessed, or imposed as to subject, directly or indirectly, ARZC, its successors, lessees, licensees, or assigns to the payment thereof, Cadiz RE will reimburse the ARZC for all sums paid by the ARZC on account thereof.

21. Permanent Abandonment by Cadiz RE.  In the event that, after constructing the Facilities, Cadiz RE actually abandons the Facilities, ARZC shall have the right to record an affidavit of such abandonment in the Official Records, in which event any such Memorandum of Agreement recorded pursuant to Section 28 below shall be terminated and the rights of Cadiz RE hereunder shall be released.  For purposes of this Section 21, Cadiz RE shall not be deemed to have actually abandoned the Facilities until such time as Cadiz RE fails to pay Rent as required hereunder for a period of three (3) consecutive years, and ARZC has exercised its right to terminate this Agreement pursuant to Section 30 below.

22. Removal of Facilities.  Upon the termination of this Agreement, ARZC shall have the right to make a determination, in its reasonable discretion, which, if any, of the Facilities may be allowed to remain in the Premises.  With respect to any portion of the Facilities that remain in the Premises, Cadiz RE shall provide to ARZC a bill of sale conveying its interest in the Facilities to ARZC, without warranty.  Cadiz RE will, at its sole cost and expense, remove all other portions of the Facilities and restore the Premises to a condition satisfactory to the Chief Engineer of ARZC within three hundred sixty-five (365) days following notification in writing by registered or certified U.S. Mail.  If ARZC shall allow the Facilities to remain in the Premises, the Facilities shall immediately become the exclusively property of ARZC and ARZC shall be entitled to any salvage associated with the Facilities.

23. Assignment.  It is agreed that the Facilities and Lease Rights covered by this Agreement will be only for the sole, private and personal use of Cadiz RE, its affiliates, subsidiaries, and tenants.  Cadiz RE shall not sell, lease, license, permit or transfer the use of the Facilities or Lease Rights, or any portion of it, or assign all or any part of its rights under this Agreement, to any person or entity other than the affiliates, subsidiaries or tenants of Cadiz RE without the prior written consent of the ARZC, which consent shall not be unreasonably withheld.

24. As-Built Plans.  Within six (6) months after the installation of the Facilities, Cadiz RE will furnish to ARZC reproducible “as built” plans showing the location and details of the Facilities.

25. Required Signage.  Cadiz RE will, at its sole cost and expense, furnish, install and maintain signs or markers showing the locations, depth and direction of the underground portions of the Facilities.

26. Title to Premises.  The Lease Rights granted hereunder are subject to ARZC’s title and interest in the Property and all defects therein.  ARZC disclaims any warranty of its title to the Property or that the rights granted herein will permit Cadiz RE to construct, maintain or operate all of the Facilities contemplated hereunder.

a.
Cadiz RE understands that ARZC occupies, uses and possesses lands, rights-of-way and rail corridors under all forms and qualities of ownership.  Accordingly, nothing in this Agreement shall act as or be deemed to act as any warranty, guaranty or representation of the quality of ARZC’s title for the Property occupied, used or enjoyed in any manner by Cadiz RE under any rights created in this Agreement.  It is expressly understood that ARZC does not warrant title to the Property, and Cadiz RE will accept the grants and privileges contained herein subject to all lawful outstanding existing liens, mortgages and superior rights in and to the Property, and all other leases, licenses and easements or other interests previously granted to others therein.

b.
Cadiz RE agrees it shall not have or make any claim against ARZC for damages on account of any deficiencies in title to the Property in the event of failure or insufficiency of ARZC’s title to any portion thereof arising from Cadiz RE’s use or occupancy thereof.

c.
Cadiz RE further agrees to defend, indemnify and hold ARZC, and the Property, harmless from all claims or litigation for slander of title, overburden of easement, or similar claims, arising because of or based upon Cadiz RE’s placement, or the presence, of Cadiz RE’s facilities or structures in, on or along the Access Areas, except for that portion of such claims which relate solely to ARZC’s right to continue rail operations in or over such Property, and to defend, indemnify and hold ARZC harmless from any such litigation or defense costs, and any judgment therefrom.

d.	At no cost to it, ARZC will cooperate with Cadiz RE’s efforts to acquire any additional property rights necessary to construct, operate and maintain Facilities along the Access Areas.

e.
With respect to any mortgage, loan or obligation that is secured by a lien against the Property, upon the request of Cadiz RE, ARZC agrees to exercise its best efforts to provide Cadiz RE with a Subordination, Non-Disturbance and Attornment Agreement, on a form reasonably acceptable to Cadiz RE, pursuant to which the holder of such lien shall recognize this Agreement and the interest of Cadiz RE in the Property, and agree not to disturb Cadiz RE in the event that the holder of such lien becomes the owner of the Property.

27. Notice.  All notices or other communications required by this Agreement shall be delivered by personal delivery or Certified Mail, return receipt requested, to the intended recipient at the following address:

If to ARZC:
Arizona & California Railroad Company
Attn: General Manager
1301 California Avenue
Parker, AZ  85344
With a copy to:
Arizona & California Railroad Company
c/o RailAmerica, Inc.
Attn: General Counsel
7411 Fullerton Street, Suite 300
Jacksonville, FL  32256

If to Cadiz RE:
Cadiz Real Estate, L.L.C.
550 S. Hope, Suite 2850
Los Angeles, CA  90071
With a copy to:
GreshamSavage
Attn: President (ref: JMW)
550 East Hospitality Lane, Suite 300
San Bernardino, CA  92408
With a copy to:
Paragon Partners
Attn: Manager
5762 Bolsa Avenue, Suite 201
Huntington Beach, CA  92649

Notices shall be deemed effective upon receipt or rejection only.  The foregoing addresses shall be used for notice until such time as the Parties provide notice as required herein of a new address for giving notice.

28. Memorandum of Agreement.  Concurrently with the execution of this Agreement, the Parties shall execute and acknowledge a Memorandum of this Agreement in the form attached hereto as Exhibit “D” and incorporated herein by reference.  The Memorandum of Agreement may be recorded, at any time, upon the request of Cadiz RE.

29. Successors.  The rights, terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors or assigns of the parties.

30. Default.  In the event of Cadiz RE’s default of any of the terms and conditions contained in this Agreement, ARZC shall have the right to provide a notice of default to Cadiz RE (“Notice of Default”), which Notice of Default shall indicate, with particularity, the default and the required cure for such default.

With respect to a default arising out of Cadiz RE’s failure to pay the Rent payments required by Sections 3.a, 3.b, or 3.c.i hereunder, if Cadiz RE fails to make any such Rent payment within seven (7) days of the receipt of a Notice of Default, ARZC shall have the right to terminate this Agreement upon notice to Cadiz RE, in which event this Agreement shall automatically terminate.

With respect to a default arising out of Cadiz RE’s failure to pay the Rent payments required by Sections 3.c.ii or 3.c.iii, or any other default, in the event that Cadiz RE fails to commence to cure such purported default and diligently prosecute such cure to completion, or respond disputing the existence of such purported default within thirty (30) days of receipt of such Notice of Default, ARZC shall have the right to provide a second Notice of Default.  If Cadiz RE thereafter fails to commence to cure such purported default and diligently prosecute such cure to completion, or respond disputing the existence of such purported default within thirty (30) days of the receipt of such second Notice of Default, ARZC shall have the right to terminate this Agreement upon notice to Cadiz RE, in which event this Agreement shall automatically terminate.

31. Restriction on Premises Location.  Under no circumstances shall Cadiz RE be permitted to either install the Facilities and/or have access to any portion of the Property that is closer than fifty feet (50’) from the centerline of any active railroad track as of the date hereof, without the written consent of ARZC’s General Manager and Chief Engineer, provided that such written consent shall not be unreasonably withheld.

32. Amendments.  Any alteration, change or modification of or to this Agreement, in order to become effective, shall be made by written instrument or endorsement hereon and in each such instance executed on behalf of each Party hereto.

33. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have placed their signatures as of the date set forth above.

“ARZC”

ARIZONA & CALIFORNIA RAILROAD COMPANY, a Delaware corporation

By:  /s/ David Novak
        David Novak
Its:  Vice President
Date:  November 18, 2008

“CADIZ RE”

CADIZ REAL ESTATE, LLC, a Delaware limited liability company

By:  /s/ Richard E. Stoddard
        Richard E. Stoddard
Its:  Chief Executive Officer
Date:  November 17, 2008